Exhibit 99.1

CRYSTAL RIVER CAPITAL
05-13-08/8:00 a.m. CT

CRYSTAL RIVER CAPITAL

Moderator: Bruce Roberston
May 13, 2008
8:00 a.m. CT

Operator: Good day, everyone, and welcome to the Crystal River Capital first quarter 2008 earnings conference call. My name is Stacie and I will be the coordinator for today’s presentation.

Before we begin I would like to point out that statements made during this call that are not historical may be deemed forward-looking statements. Actual results may differ materially from those indicated by forward-looking statements due to a variety of risks and uncertainties which are disclosed in Crystal River’s most recent Form 10-K, including under the heading “Risk Factors,” and the updated version of these risk factors that appear as exhibit 99.1 to Crystal River’s first quarter Form 10-Q, which has been filed with the SEC and is available on Crystal River’s website. Forward-looking statements speak only as of the date of this call and Crystal River undertakes no duty to update them.

With that, I will now turn the call over to Bruce Robertson, Chairman of Crystal River’s Board of Directors. Please go ahead, sir.

Bruce Robertson: Good morning and thank you, everyone, for joining the call this morning. As detailed in yesterday’s press release, Crystal River’s Board of Directors has appointed William Powell as its new President and Chief Executive Officer, effective today. Bill joins us from his former position as co-head of Brookfield’s Real Estate Finance Funds Group, and he brings over 20 years of commercial debt, structured finance and commercial real estate equity markets experience.

Crystal River has benefited tremendously from Clifford Lai’s structured finance expertise. Most recently, Clifford helped stabilize Crystal River’s financial position amidst, you know, one of the most challenging credit market conditions experienced in recent history. At the same time, both Clifford and the Board believe that due to the changed market environment, Bill’s wide-ranging commercial real estate background will be a better fit for Crystal River.

I’d now like to hand the call over to Clifford Lai. Cliff?

Clifford Lai: I want to say a couple of words before I turn it over to Craig and then over to Bill. As most of you know, it’s been a very challenging environment for Crystal River over the last year and the stress did continue into the latest quarter. We here at the firm continue to have a very cautious outlook for the markets for the remainder of the year and last quarter, as we mentioned, we took very proactive steps to de-leverage the balance sheet and very dramatically reduce liquidity risk from the company. At this point in the company lifecycle – with the balance sheet de-levered, the credit markets remaining very

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tight – financing, at some point, will return but only to select sectors. And one of the components of the company’s strategies, which was that of purchasing mortgage-backed securities and financing them in either the repo or the CDO markets, is probably not likely to be available in the near future.

So I think, as Bruce said, it’s a very appropriate time to review the company’s strategy, in light of all these factors. Bill Powell brings a broad range of experience in both the securities and the commercial real estate markets and I feel he will be a great addition to the Crystal River team and I look forward to working with him as a board member of the company.  Craig?

Craig Laurie: Thank you, Cliff. I’ll begin by walking through the key portfolio highlights for the first quarter and then I’ll provide a brief summary of our financial results.

As previously disclosed, we sold our $1.2 billion agency mortgage-backed securities portfolio, as well as our real estate finance fund investment; following which we expect our future distributions to be less than previous distributions, as these assets contributed approximately half of our estimated REIT taxable income of $0.63 per share for the quarter ended March 31, 2008.

With the asset sales, we reduced the borrowings under our funding facility less than $40 million drawn, and significantly lowered our repurchase debt outstanding from $1.3 billion at the end of the year to $28 million after the trades settled in late April. Following this settlement, 95.5% of our debt was term funded, and our debt equity ratio significantly improved to 5 to 1.

In terms of the financial results for the first quarter of 2008, operating earnings increased to $20.1 million or $0.81 per share compared to $17.9 million or $0.72 per share for the fourth quarter of 2007, while the GAAP net loss for the three months ended March 31, 2008 totaled $137.7 million, or $5.56 per share.

The primary contributor to the first quarter 2008 net loss was a $100 million impairment charge and mark-to-market adjustment, including $67 million on our non-securitized assets, and $33 million of impairment charges and net mark-to-market adjustments on our securitized assets and liabilities.

As discussed during our last call, effective January 1, 2008, we adopted SFAS 159 and made an election to carry both the assets and liabilities of our two CDO entities at their fair values. As a result, all unrealized gains and losses on the available for-sale securities held within our CDOs, and the corresponding CDO liabilities and swaps previously designated as a hedge, are now being recorded directly into earnings. With the adoption of this standard, the company had a one-time cumulative-effective balance sheet adjustment of $181 million at January 1, 2008.

Additionally, during the quarter, we recorded realized and unrealized losses on our derivatives of $43 million. Approximately $10 million of the derivative loss was attributable to the 2008 portion of the realized loss resulting from the close-out of credit

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default swaps, while the remainder was predominantly a result of reclassification adjustments, mark-to-market adjustments and realized losses on our interest-rate swaps.

We also recorded a $9.1 million loan loss allowance on our real estate loans. $2.5 million of this total was a further allowance against the previously impaired construction loan discussed last quarter to reflect the worsening economic climate in that region. The remaining allowance was a mark-to-market adjustment resulting from the reclassification of $107 million of our real estate loans designated as held for sale this quarter.

That concludes my comments on the financial results. I’ll be happy to take any questions at the end of the call. I’d now like to turn the call over to Bill Powell.

William Powell: I would just like to say that I’m very pleased to be appointed as the new CEO of Crystal River and I’d like to thank Cliff for all his hard work and efforts over the past several years in what has been a very challenging environment. I’m very pleased to say that Cliff will be remaining on the board and will offer his insights and guidance. I’m looking forward to working with Craig and his team and with our Board of Directors, as well as working to create value for our shareholders.

As Craig has mentioned, the real estate finance markets are still dislocated and illiquid. Although the commercial real estate market has continued to perform very well from a credit perspective, it is our view that the credit aspect of the market will need to be carefully monitored and managed over the near term. So it is in this environment of illiquidity and uncertainty that Crystal River took the very necessary and positive steps in the first quarter of 2008 to significantly de-leverage its portfolio. This de-leveraging was the first step in ensuring that Crystal River would be better positioned in the current environment and be able to successfully weather current and future market conditions.

The near-term goal for the company will be to remain cautious and conservative and an emphasis will be placed on creating and preserving available liquidity. We will be proactive, however, in identifying potential risks in the portfolio and will be continually monitoring market conditions so we can evaluate positive steps and opportunities for the Company.

We would now like to open the call for questions so I’ll turn it back to the operator.

Operator: Thank you. Ladies and gentlemen, if you would like to ask a question, please press star one on your touch-tone telephone keypad at this time. If you’re using a speakerphone we do ask that you make sure that your mute function is turned off to allow your signal to reach our equipment. Once again, ladies and gentlemen, please press star one if you have a question. And we’ll pause for a brief moment to assemble our question roster. Once again, that is star one.

We’ll go first to Rolf Ruben with Merrill Corp.

Rolf Ruben: Yes, one of your competitors, CapitalSource, has bought the deposits of a savings and loan that was in a little bit of trouble and they’re kind of forming an industrial bank

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and they’re going to use the deposits as a funding source going forward. Would you guys consider that as an option for, you know, future funding?

William Powell: This is Bill Powell. Yes, we saw that transaction as well and it is a very interesting transaction for CapitalSource. You know, we’re going to be doing a lot of work when coming up with a strategic plan for Crystal River and we’re not going to rule out sort of any alternatives and certainly that would be something we would look at. So I appreciate your bringing it to our attention.

Operator: Anything further, Mr. Ruben?

Rolf Ruben: No.

Operator: Thank you. And as a reminder, that is star one. We’ll go next to James Shanahan with Wachovia.

James Shanahan: I’m curious about a couple of developments in the quarter. The – first of all, the decision to take, throughout 2008, base management fees in the form of stock; what was the primary reason for that? Is it designed to preserve cash flow? Is it designed to align interests with shareholders? A little more, you know, background there, please.

William Powell: Yes, Jim, it’s Bill. The Company asked the manager to take the fee in stock. Really it was just a measure to preserve liquidity. You know, liquidity was very crucial to preserve, going back over the past 10 months, and it was really nothing more than that. Obviously this is something that will be reviewed every quarter between the manager and the Board.

James Shanahan: Oh, so it’s not necessarily throughout 2008 that that will continue.

William Powell: That’s correct.

James Shanahan: And you know, Mr. Powell, my question, I guess – you know, there’s been so many changes here; you know, certainly the de-leveraging and the – you know, the balance sheet, obviously, was a lot bigger and I’m just kind of curious where you – what it means for us as shareholders and investors and analysts. Where do you think you’re likely to take the direction of the investment strategy here, given your background and where you see the market particularly advancing?

William Powell: That’s a good question, Jim, I appreciate that. And before I talk too much about the business plan I just want to stress how valuable it has been for the Company to do the de-levering actions in the first quarter. Because removing all of that financial risk from the Company, that gives us the ability to create a strategic future for Crystal River that will be based on the merits of the future business plan and I just want to be very careful and make sure I make this point clearly because, as opposed to a business plan whose objective is solely to de-risk or de-lever the company, we’ve already done that. And so, what business plan we settle on for the future, it’ll be very attractive; it’ll be blessed by the Board and it won’t be a business plan that is intended to save the Company or to de-lever the company; if you follow me.

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So, as I said earlier, I mean at this time, though, we’re still being very cautious and conservative. We will be taking steps to preserve the company’s liquidity. We are also going to be working very hard coming up with a value creating strategy for the Company; but at this point, no decisions have been made and it’s premature to talk about what that plan could be like.

James Shanahan: Is it a possibility that Crystal River could be raising capital to take advantage of market opportunities?

William Powell: What I would say to that is I would say that most alternatives for the company do involve raising capital; I mean, obviously not all, but most do. And once again, since we have de-levered and we could – I think we have the luxury of raising capital pursuant to a value creating plan, as opposed to a Company saving plan, and I think that that’s something that would be attractive to our shareholders.

James Shanahan: OK, and one more quick one; maybe this is for Craig. You know, we’ve – we were tinkering with the model last night, Craig, and you know, we’re wondering if we’re thinking about this the right way. When you write down the value of certain of your investments – CMBS and non-agency RMBS – and, you know, you’re carrying them at book yield, first question is does that include your assumption for credit losses on a go-forward basis and part two, is that an appropriate yield for us to use versus the fair value of those assets to estimate what the earnings power is for the assets in their written-down form?

Craig Laurie: Sure. Jim, this is Craig. In terms of the first question, those do include our current loss assumptions, and the second part of the question is assuming those loss assumptions, that is what the expected yield would be on the bond. I think that’s your question.

James Shanahan: Would you do the same analysis with your CDO liabilities and, you know, would we want to back into – you know, just estimate what the funding cost was on the original size of the notes and calculate that into the reduced fair value of those liabilities to come up with the same interest expense?

Craig Laurie: In terms of – there’s really two parts to that question. So the first part, if everything on our – all those securities as well as within the CDO and outside the CDO as well as the CDO liabilities are mark-to-market, those mark-to-markets are from – predominantly from third parties. Only one percent of our portfolio has been mark-to-model, so everything else is either from independent pricing services or dealer quotes. So that’s really separate and apart, but in terms of the actual interest expense on the CDO liabilities, they’ve obviously been – they’re disclosed in the 10-Q as well as the 10-K as well as the hedged rate. I could give you the hedged rate on …

James Shanahan: No, I think I found them here. But is it – you’re suggesting we should use, you know, the hedged annual rates – which I assume are fixed here then – and apply that to the original balance of the notes to get a run rate for interest expense?

Craig Laurie: Yes, that’s correct.

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James Shanahan: OK, so I have kind of started to do that. You know, I think that the press release yesterday might have suggested that the run rate for REIT taxable income might be half what it was or at least I got some early feedback from some investors and, you know, I think that there is maybe a little more earnings power than that. Was it your intention to send the message to the street that the dividend could be, you know, cut by a measure of half because the agency RMBS book contributed half to REIT taxable earnings?

William Powell: Jim, it’s Bill. You know, just getting into talking about the dividend, I just want to be clear that everyone understands that, you know, the dividend is determined by the board, after taking into consideration the company’s earnings, cash flow, its liquidity, its capital requirements, among other factors. And so, that being said, I don’t think it was our intention to send out a message, either very positive or very negative. I think it was our intention simply to report what happened in the first quarter and the – how material those funds were relative to the first quarter earnings. And I think Craig has some details behind that which I think he can share the calculations, where the agencies and the investment and the real estate finance fund equated to approximately 50 percent of the taxable earnings for the first quarter.

Craig Laurie: Jim, I can go through the math, if you wanted; just for the sake of everybody on the call as well. And so, as Bill said, what we reported within the press release was what actually happened in the first quarter and, as Bill said, the Board will consider a lot of different factors upon setting a dividend. But in terms of the actual what happened in the first quarter, the agency – and I’ll just do some math for everybody. So the actual asset on the agencies was about $1.2 billion at an average coupon of 5.3%. So that equals $66 million. The liability – which, at the time, was an advance rate of 97%; everybody knows that that advance rate has come down substantially to probably 93%; in some case 90% but at the time it was 97% – that equated to $1.2 billion as well at 3.2%, which equaled $39 million. That gives you net investment income $27 million on a 12 month period. So obviously, divided by four equals $6.8 million.

The real estate investment fund had a book value of $36 million with a cash flow expectation of 10%, which is $3.6 million. It was financed 100% at LIBOR plus 250; so that is an all-in rate of 5.7% times the $36 [million] equals $2.1 million, which is $1.6 million net investment income for 12 months or $0.4 [million] for a quarter. So that totaled $7.2 million. You divide that by the 24.7 million shares. That’s roughly $0.29 of the total $0.63 or 46% of the taxable income.

James Shanahan: OK, thank you.

Operator: And we’ll go next to Thomas Walstrom at Private Investor.

Thomas Walstrom: Good morning, fellows. I wanted to talk just a little bit further about the impact on the dividend. In your planning for the future does it look like it’s on the table to cut the dividend or eliminate it at all?

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William Powell: This is Bill. I’ll try to answer your question and I don’t want to repeat, you know, what I said earlier about, you know, the dividend is the decision of the Board. And so, you know, when they determine the dividend they look at what’s prudent and appropriate given, you know, all the considerations. So it’s not like it’s our intention to cut the dividend or to eliminate the dividend. It is merely our intention to get out there the operating earnings of the Company. And, as Craig just walked through, you know, the operating earnings of the Company for the first quarter, had the agency securities not been there and had the investment and the real estate finance fund not been there, would have been about half. And so I really think that’s about all we can say about future dividends at this point.

Thomas Walstrom: OK, thank you. Now, looking at things like risks and impairments and that in the present quarter, you’re already 1.5 months into the second quarter and probably have a feeling for some of these kinds of things. Are we going to have any bad news out of this quarter also?

Craig Laurie: In terms of the – this is Craig – in terms of the impairments on mark-to-market, if you looked at – the book value is $5.37 and what that equates to is the historic cost of our real estate assets, but the securities are marked to market. If you actually looked at the – where spreads have moved since quarter end, to answer your question specifically, the synthetic spreads, or the index spreads, have tightened, but the cash market has been relatively flat. So if you ask me to kind of estimate where things were, I’d say today it’s roughly at the same level as they were at March 31, so right around that [$]5.37 still.

Thomas Walstrom: OK. And also, you have initiated a DRIP program. Can you tell me where the shares will come from? Is that going to be bought on the open market or are you going to have an issue?

Craig Laurie: This is Craig again. It could be a combination of either one. The plan allows either that they come as newly-issued shares from treasury or they get purchased in the marketplace.

Thomas Walstrom: OK, I see that the stock is trading as low as $7.00 this morning and I wondered if you folks would be in the market today and pick up some.

William Powell: This is Bill. You know, regarding the share buyback, you know to date we have purchased approximately 300,000 shares; but at this point, you know, we think it’s important for the company to preserve cash and liquidity, just in light of market conditions. And so, going back to my earlier statements, I mean it is our – it is our outlook to remain cautious and conservative over the near term.

Thomas Walstrom: OK, thank you.

Operator: Thank you and as a reminder, that is star one. We’ll go next to Amit Anand with Axial Capital.

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Amit Anand: Hi, good morning. I was wondering if you could give us an update on the covenants for your first CDO and whether any of the rating agency downgrades have affected your position with respect to the CDO.

William Powell: OK, thanks. This is Bill again. As you know, we have two CDOs. The first CDO has what I’ll call triggers and the second CDO has no triggers. The way the triggers are designed, they don’t work off of the ratings of the CDO liabilities, and so the triggers affect the cash flow waterfall of the CDO and it’s completely blind to the ratings of the CDO. And so, the ratings downgrade – the CDO on bonds – has no impact on that. Now, just to further elaborate, obviously the ratings of the underlying bonds within the CDO do impact the triggers and this is something that we monitor very closely and carefully and, at present time we are in compliance with all the triggers and the cash flow waterfall on that CDO has not been altered pursuant to any of the downgrade for the bonds.

Amit Anand: That’s great and as you model out the securities within the CDOs, are you comfortable that they’ll continue to pay the cash out for the foreseeable future?

William Powell: So that’s a good question and it depends upon your future assumptions on credit and prepays with some of the bonds that are in the CDO. But I want to point out that we, as collateral manager, have the ability to remove assets from the CDO that we deem to be credit risk and so the reason we monitor the CDO so carefully is that we want to be in a position that, subject to having the requisite liquidity, of course – that we would have the ability to transfer out of the CDO bonds that are potentially going to cause tripping the test. Now I’m not saying we’re definitely going to do that. I’m not saying that we’ll always have the liquidity to do that. But as a collateral manager for CDO, as most collateral managers for CDOs, this is what one of our main functions is.

Amit Anand: Yes. And then with respect to – you know, I saw the reserve that you took for the condo loans. Are there any other loans on – you know, that you’ve invested in that are maybe on your watch list or that you’re watching carefully that maybe we should expect reserves on for the rest of the year?

William Powell: Now when you look at – when we look at our loan portfolio there are no other loans that we view as at risk and I’ll just elaborate a little bit about credit generally. When we look at the CMBS portfolio, credit has continued to perform well. When we look at our portfolio as a whole, the weighted average delinquency for that portfolio is 0.63 of one percent. Coincidentally, there’s a large database provider for the CMBS industry and they’re currently showing a market-wide delinquency of the same number; 0.63%. And I should be clear I’m defining delinquency as anything that’s 60 days or greater in delinquency. So I would say that we are on par with the market. So if you drill down just a little bit more and look at the market-wide credit statistics and say, ‘How are the cohorts of 2005, 2006, 2007 performing?’ once again, market wide, 2005 is 0.36, 2006 is 0.50 and 2007 hasn’t aged enough to be meaningful. So if you look at those two statistics, I would say that, within our portfolio we’re equal to the market and we’re slightly worse than the cohorts of ‘05/’06 but it’s really too early to draw any meaningful conclusions from that.

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And then on the residential side, you know our prime portfolio we currently have 3.87% in delinquencies and on the sub-prime portfolio we have 27.0% delinquencies, but I would just further add that the market values of those securities are down around $26 or $20 price; so I think the market pricing that we have fully incorporates the expected losses that will come from those delinquencies.

Amit Anand: Got it. Great. And then my final questions, as part of your business plan review, whether you’ve given any thought to the corporate structure that the new entity will be in and, you know, specifically, have you given any thought to de-REITing the company?

William Powell: OK, it’s Bill again. You know, just on the matter of de-REITing, I just want to – like to say that we are REIT compliant at this moment. When we go through the business-planning process, of course we look at all alternatives; which would, naturally, include the possibility of de-REITing but at this time we have no intention to de-REIT.

Amit Anand: All right, thank you very much.

Operator: We’ll go next to Glenn Krochmal with Weather Gauge Advisory, LLC. Mr. Krochmal, your line is open. Please check your mute button.

Glenn Krochmal: Yes, my question was answered by the last person’s last question.

Operator: Thank you. Then we’ll move next to Ronald Redfield with Redfield Blonsky.

Ronald Redfield: Hi, good morning. Can you please explain your quarter transactions and future pending transactions with Brookfield Real Estate Funds, Brookfield Asset Management and any other related entities, please?

William Powell: Yes, I can – at least I can get started. So you know, first of all, when we start talking about Brookfield Asset Management, just to get out there, Brookfield Asset Management does own 7% – or approximately 7% of the shares of Crystal River and they’ve been a great sponsor. They’ve provided support, information and over the past ten months they’ve provided a secured bank facility that was extremely difficult to get or would have been extremely difficult to get in the marketplace. So they are a great sponsor.

Now, to answer your question specifically, the – in the first quarter Crystal River did sell its investment in a Brookfield-sponsored fund and Crystal River did so simply to raise liquidity in a time when Crystal River needed to raise some liquidity. As far as going forward in the business plan, you know, we have no specific plans to buy or sell from Brookfield; although we certainly have plans that we want to take advantage of the knowledge base within Brookfield and also, hopefully, to take advantage – not rather take advantage but to get the benefit of Brookfield’s capital base.

Ronald Redfield: And how about Brookfield Real Estate Services?

William Powell: I’m assuming you must be talking about the manager of the REIT?

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Ronald Redfield: Yes – I must be mistaken. BREF?

William Powell: BREF is BREF; Brookfield Real Estate Finance Fund. And that’s a high-yield real estate debt fund that’s managed by Brookfield and that is the finance fund, by the way, that Crystal River has the $36 million investment in.

Ronald Redfield: Is that the fund you sold this quarter?

William Powell: Yes, it is.

Ronald Redfield: OK, thanks.

Operator: And we’ll go next to Barry Cohen with Knott Partners.

Barry Cohen: Yes, good morning. Thanks for taking the call. Just a couple of questions. You know, I know it’s not directly associated with your business but can you maybe talk about what you see happening with CDO managers and, you know, what kind of calls on cash are you seeing running through that segment of the marketplace?

William Powell: It’s Bill again. It’s interesting. You know, I mean, generally speaking we still are seeing capital retreat from the commercial mortgage finance markets. We see capital still retreating from what was the CDO market, which includes the commercial real estate CDO market. But, most CDOs were structured so that once they were done, then they were, in effect term financed. And so, as distinct from the SIVs or some of the other vehicles in the market that have gotten a lot of press, most of the CDOs are structured such that the CDO would buy the assets, issue the liabilities and then the waterfall would simply take the cash flow from those assets and pay the liabilities and if there was anything left at the end of the day it would pay off the equity. And so, in that context there’s no sort of cash flow pressures against these CDO collateral managers, per se. And I’m not sure if I answered your question but if you could let me know if …

Barry Cohen: No, no, no. You did. I mean like one of the things – one of the – I guess one of the questions that we’ve been struggling with is, you know, CDO manager gets cash in from their investor pool. You know, they’re buying a lot of synthetic; not necessarily with cash underlying. And we’re trying to figure out if they’re getting cash calls, you know …

William Powell: Oh, for the cash that’s supporting the synthetic position.

Barry Cohen: Yes.

William Powell: No, I would say that that is definitely not – not been the business of – that’s not the type – that’s not the way Crystal River did its CDOs and actually I’m not sure; I’m not sure the answer to the question.

Barry Cohen: The other thing – the other question I guess I have is, as an opinion – and everybody’s got one – do you have any thoughts as to why there’s such a disparity between the cash market and synthetic market?

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William Powell: Yes, I think just generally speaking, the synthetic market was set up as a way for people to either hedge their risk or make a one-way bet and then there was no natural party to take the long side of that. And so you’ve got people that were hedging – therefore they were going short – and you had a lot of people that were betting and they were going short and they just kept on piling on each other and there was no one on the long side to sort of stop the spread widening. So, for what it’s worth, that’s just my observation of it.

Barry Cohen: And maybe if you could just reiterate – and this is my last question – I mean where do you want to – where do you want to drive the business over the next, you know, 12 to 18 months?

William Powell: You know, well, it’s a good question and it’s a question that’s come up a couple of times already and it’s difficult to answer at this time. I can tell you that we’re working very hard to come up with a strategy for Crystal River that creates value for the shareholders. But at this time, it’s just premature to talk any more about it.

Barry Cohen: All right, I appreciate you guys taking the time out. Thank you very much.

Operator: Thank you, we’ll go next to James Shanahan with Wachovia.

James Shanahan: Thanks for taking my follow-up, I appreciate it. Just quickly, can you estimate what you think your cash position will be following the closing of the pending transaction?

Craig Laurie: Jim, this is Craig. You mean pending after the agency mortgage-backed securities were all sold?

James Shanahan: That’s right.

Craig Laurie: So the – all those trades settled in late April and probably the better way to answer it, if you think of cash as being fungible with the funding line, the funding line was paid down to below $40 million and the repo [lines were] paid down to about $22 million.

James Shanahan: Thank you.

Operator: Thank you and ladies and gentlemen, that will conclude today’s question-and-answer session and today’s Crystal River Capital first quarter 2008 conference call. We thank you for your participation and you may now disconnect.

END